Exhibit 99.1(A)(1)

Offer to Purchase for Cash

Up to

25,000,000 Shares of Common Stock

of

Wells Real Estate Investment Trust, Inc.

at

$9.00 Net Per Share

by

Lex-Win Acquisition LLC

THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 5:00 P.M.,
EASTERN TIME, ON WEDNESDAY, JUNE 27, 2007 UNLESS THE OFFER IS EXTENDED
(the “Expiration Date”).

Lex-Win Acquisition LLC (“Lex-Win”) hereby seeks to acquire up to 25,000,000 shares of common stock, par value $0.01 per share, in Wells Real Estate Investment Trust, Inc., a Maryland corporation (the “Company”), at a purchase price of $9.00 per share (the “Offer Price”), in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase (this “Offer to Purchase”) and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (which together constitute the “Offer”).  The Offer Price will not be reduced by any dividends declared or paid by the Company from and after the date hereof other than dividends attributable to proceeds from capital transactions.  If you have already tendered your shares in the offer being made by Madison Investment Trust Series 82 (the “Madison Offer”) and you desire to tender your shares to us for our higher offer price, we have enclosed a notice of withdrawal on YELLOW paper which, when properly signed and sent to the depositary in the Madison Offer prior to June 8, 2007, the expiration date of the Madison Offer, will withdraw your tender in the Madison Offer. Questions and requests for assistance or for additional copies of this Offer to Purchase, the letter of transmittal and other required documents may be directed to MacKenzie Partners, Inc., information agent, at (800) 322-2885.

As of April 30, 2007, the Company had approximately 483,595,840 shares outstanding held by approximately 110,000 stockholders.  Lex-Win and its affiliates currently beneficially own an aggregate of 24,085 shares, or approximately .005% of the outstanding shares.  The 25,000,000 shares sought in the Offer constitute approximately 5.2% of the outstanding shares.  Consummation of the Offer, if all shares sought are tendered, would require payment by Lex-Win of $225,000,000 in aggregate purchase price, which Lex-Win will pay out of funds available to it.

Holders of Shares are urged to consider the following benefits of the Offer:

•                                          The Offer Price is higher than the Company’s $8.59 net asset value resulting from the dilutive impact caused by the Company’s recently completed internalization merger (the “Internalization Merger”) to the $8.93 net asset value described in the Company’s Definitive Proxy Statement on Schedule 14A filed February 27, 2007 (the “Proxy Statement”).

•                                          The Offer Price is higher than the $8.38 per share price last offered by the Company for the redemption of shares under its share redemption program which was again suspended on April 20, 2007.

•                                          The Offer Price is higher than the $7.85 per share price offered by Madison Investment Trust Series 79 in its recent tender offer and the $8.50 per share price offered in the current Madison Offer.

•                                          Tendering stockholders will no longer be subject to the risks detailed in the Proxy Statement (pp 26-33) relating to the recently completed Internalization Merger including, without limitation, immediate dilution of their shares, substantial conflicts of interest, decreases in net income per share and possible reduction in dividend levels.

•                                          The elimination of the risk to share value created by the Incentive Plan adopted in connection with the Company’s Internalization Merger.

Holders of Shares are also urged to consider the following concerns associated with the Offer:

•                                          One of our members received from the Company lease abstracts and other information with respect to 11 properties currently owned by the Company.  We do not believe that this information constitutes material non-public information and the Company previously resumed its redemption program without having publicly disclosed this information.

•                                          Stockholders who tender their shares will give up the opportunity to participate in any future benefits from the ownership of shares, including potential future dividends by the Company or the potential to sell the shares on a national securities exchange or market if the shares are eventually listed and any rights in the pending stockholder class action lawsuit commenced on March 12, 2007 in the United States District Court for the District of Maryland.  In that regard, on May 23, 2007 the Company filed a Registration Statement with the Commission for a proposed underwritten public offering of newly issued shares and disclosed that it intends to apply to have its shares, including the shares currently outstanding, listed on the New York Stock Exchange.

•                                          Lex-Win is making the Offer for investment purposes and with the hope of making a profit from the ownership of the shares.  In establishing the offer price of $9.00 per share, Lex-Win is motivated to establish the lowest price which might be acceptable to stockholders consistent with its objectives.

•                                          If Lex-Win acquires a substantial portion of the shares it is seeking in the Offer, we believe that Lex-Win would become the largest stockholder of the Company.

•                                          Lex-Win may accept only a pro rata portion of the shares tendered by a stockholder in the event a total of more than 25,000,000 shares are tendered.

THIS OFFER TO PURCHASE IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED.  IF MORE THAN 25,000,000 SHARES ARE VALIDLY TENDERED AND NOT WITHDRAWN, LEX-WIN WILL ACCEPT FOR PURCHASE 25,000,000 SHARES FROM TENDERING STOCKHOLDERS ON A PRO RATA BASIS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN.  A STOCKHOLDER MAY TENDER ANY OR ALL SHARES OWNED BY SUCH STOCKHOLDER.

The obligation of Lex-Win to accept for payment shares tendered pursuant to the Offer is subject to certain conditions.  Lex-Win expressly reserves the right to waive any such condition, to increase the price per share payable in the Offer or to make any other changes in the terms and conditions of the Offer.  Notice of any extension, termination or amendment will promptly be disseminated to stockholders in a manner reasonably designed to inform stockholders of such change in compliance with Rule 14d-4(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.  As used in this Offer to Purchase, “business day” means any day other than a Saturday, Sunday or U.S. federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

IMPORTANT

Any stockholder desiring to tender all or any portion of that stockholder’s shares should either (1) complete and sign the letter of transmittal in accordance with the instructions to the letter of transmittal and have that stockholder’s signature thereon guaranteed, mail or deliver the letter of transmittal together with any other required documents to Mellon Investor Services LLC (the “Depositary”) or (2) request that stockholder’s broker, dealer, bank, trust company or other stockholder nominee effect the transaction for that stockholder.  A stockholder having shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact that person if that stockholder desires to tender those shares.  Furthermore, if you have previously tendered your shares in the Madison Offer and you desire to receive the higher price being offered by us, we have enclosed a Notice of Withdrawal on YELLOW paper which when properly signed and returned to the depositary in the Madison Offer by the expiration date of the Madison Offer will withdraw your tender in the Madison Offer.  See “Section 2, Procedures for Tendering Shares — Withdrawal Rights.”

Questions and requests for assistance or for additional copies of this Offer to Purchase, the letter of transmittal and other required documents may be directed to MacKenzie Partners, Inc., information agent, at the address and telephone number set forth on the back cover of this Offer to Purchase.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF LEX-WIN OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL.  NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file reports and other information with the Securities and Exchange Commission (the “Commission”) relating to its business, financial condition and other matters.  Such reports and other information are available on the Commission’s electronic data gathering and retrieval (EDGAR) system, at its internet website (www.sec.gov), and may be inspected at the public reference facilities maintained by the Commission at 100 F Street, NE, Washington, D.C. 20549.  Copies of such material can also be obtained from the Public Reference Room of the Commission in Washington, D.C. at prescribed rates.

Lex-Win has filed with the Commission a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer.  Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner specified above.

SCHEDULE I               INFORMATION REGARDING LEX-WIN

(i)

SUMMARY TERM SHEET

Lex-Win Acquisition LLC, which we refer to as “Lex-Win,” “we” or “us,” is offering to purchase up to 25,000,000 shares of common stock of Wells Real Estate Investment Trust, Inc., which we refer to as “Wells,” or the “Company”, for $9.00 per share in cash, which we refer to as the “Offer Price” on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, as each may be supplemented or amended from time to time, which we collectively refer to as the “Offer”.  The following are some questions you, as a stockholder of Wells, may have and answers to those questions.  We urge you to read the remainder of this Offer to Purchase and the accompanying letter of transmittal carefully, because the information in this summary is not complete and the remainder of this Offer to Purchase and the letter of transmittal contain additional important information.

As of April 30, 2007, we believe the Company had approximately 483,595,840 shares outstanding held by approximately 110,000 stockholders.  We, together with our affiliates, currently beneficially own an aggregate of 24,085 shares, or approximately .005% of the outstanding shares.  The 25,000,000 shares sought in the Offer constitute approximately 5.2% of the outstanding shares.  Section 5 of this Offer to Purchase describes certain United States federal income tax consequences of a sale of shares under the Offer.

Who Is Offering To Buy My Shares?

Lex-Win is offering to purchase your shares of common stock in Wells.  Lex-Win is a Delaware limited liability company that is not affiliated with Wells.  We are indirectly owned and controlled by Lexington Realty Trust, a Maryland statutory real estate investment trust, which we refer to as “Lexington”, and Winthrop Realty Trust, an Ohio business trust, which we refer to as “Winthrop”.  Lexington’s common shares are listed for trading on the New York Stock Exchange under the ticker symbol “LXP” and Winthrop’s common shares are listed for trading on the New York Stock Exchange under the ticker symbol “FUR.”  See Section 8 of this Offer to Purchase for additional information about us, Lexington and Winthrop.

What Shares Are You Seeking in This Offer?

We are offering to purchase up to 25,000,000 shares of Wells representing approximately 5.2% of the total outstanding shares.  See Section 1 of this Offer to Purchase for the specific terms of our offer.

What Happens if Stockholders Tender More than You are Willing to Buy?

If stockholders tender more than 25,000,000 shares, we will accept 25,000,000 shares for payment on a pro-rata basis (with adjustments to avoid purchases of fractional shares) based upon the number of shares validly tendered and not withdrawn by the expiration date by each stockholder.  If we prorate, the shares which are not accepted for purchase will be returned to you.  For more information regarding proration, see Section 1 of this Offer to Purchase.

How Much Are You Offering To Pay, What Is the Form of Payment and Will I Have To Pay Any Fees or Commissions?

We are offering to pay $9.00 per share, net to you, in cash (subject to applicable withholding of United States federal, state and local taxes).  This amount will not be reduced by dividends paid to you on and after May 25, 2007 from normal operations but will be reduced by dividends relating to capital transactions (i.e., proceeds from the sale of properties, financings or refinancing properties, or corporate level financings or refinancings), if any.  If you are the record owner of your shares and you tender your shares to us in the Offer, you will not have to pay brokerage fees or similar expenses.  If you own your shares through a broker or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so.  You should consult your broker or other nominee to determine whether any charges will apply.

Do You Have the Financial Resources To Make Payment?

If 25,000,000 shares are purchased in the Offer, the aggregate purchase price for the shares will be $225,000,000.  We have adequate funds available to us to pay tendering stockholders for shares tendered, and the purchase of such shares is not conditioned on our obtaining any financing.

Is Your Financial Condition Material to My Decision?

We do not believe that our financial condition is material to your decision as our Offer Price will be in cash, our Offer is not conditioned on our obtaining financing and we are indirectly owned by Lexington and Winthrop, companies subject to the reporting requirements of the Exchange Act.  See Section 8 of this Offer to Purchase for additional information about us, Lexington and Winthrop.

Will I Retain My Rights With Respect to the Pending Class Action Lawsuit?

If we acquire your shares, you will be assigning to us all proceeds, if any, that are paid after today relating to shares we acquire in the Offer as a result of any claim, litigation, class or derivative action, regardless of when the claims were asserted, including the pending stockholder class action lawsuit commenced on March 12, 2007 in the United States District Court for the District of Maryland.

Why Are You Making This Offer?

We are making the Offer in order to acquire a significant stake in the Company and with a view to a return on our investment.  Following the conclusion of the Offer we may seek to engage in strategic transactions with the Company or acquire additional shares.  See Section 11 of this Offer to Purchase for additional information on our future plans with respect to Wells.

How Long Do I Have To Decide Whether To Tender in the Offer?

You will have at least until 5:00 p.m., Eastern Time on June 27, 2007 to decide whether to tender your shares in the Offer.

Can the Offer Be Extended and Under What Circumstances?

Yes.  We may extend the Offer, in our discretion.  If we extend the Offer, we will inform Mellon Investor Services LLC, the Depositary for the Offer, of that fact and will make a public announcement of the extension, by not later than 9:00 a.m., Eastern Time, on the business day after the day on which the Offer was scheduled to expire.  See Section 1 of this Offer to Purchase for information relating to an extension of the Offer and the definition of “business day.”

What Are the Most Important Conditions to the Offer?

There are no conditions to the Offer based on minimum shares tendered, the availability of financing or otherwise determined by the success of the Offer.  However, we may not be obligated to purchase any shares in the event certain specified conditions occur, such as legal or government actions which would prohibit the purchase. See Section 12 of this Offer to Purchase for more information pertaining to conditions to the Offer.

How Do I Tender My Shares?

To tender shares, you must deliver a completed letter of transmittal and any other documents required, to the Depositary for the Offer, not later than the time the Offer expires.  See Section 2 of this Offer to Purchase for more information pertaining to the procedure for tendering shares.

Can I Tender Shares if I have Already Tendered Shares in the Madison Offer?

Yes, if you have tendered your shares for the lower $8.50 offer price in the tender offer being made by Madison Investment Trust Series 82, you may still tender your shares to us and receive the higher price by submitting to our Depositary the documents required to tender your shares in our Offer and submitting to Madison Liquidity Investors, LLC, the depositary for the Madison Offer, a properly executed Notice of Withdrawal prior to June 8, 2007, the expiration date of the Madison Offer.  In order to avoid a possible delay in payment by us for your shares, please provide our Depositary with a copy of the Notice of Withdrawal you send in connection with the Madison Offer.  For your convenience we have enclosed a form Notice of Withdrawal on YELLOW paper.  See Section 2 of this Offer to Purchase for more information on your right to withdraw your tender in the Madison Offer.

Until What Time Can I Withdraw Previously Tendered Shares?

You can withdraw shares at any time until the Offer has expired and, under certain limited circumstances, after expiration of the Offer.  See Section 3 of this Offer to Purchase for more information on your withdrawal rights.

How Do I Withdraw Previously Tendered Shares?

To withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the shares.  If you have tendered your shares by giving instructions to a broker or nominee, you must instruct that person to arrange for the withdrawal of your shares.  See Section 3 of this Offer to Purchase for more information on your withdrawal rights.

If I Decide Not to Tender, How Will the Offer Affect My Shares?

If you decide not to tender your shares, you will still own the same number of shares of Wells, subject to the same rights and transfer and other restrictions to which the shares are currently subject.

Do I Have Appraisal or Dissenter’s Rights?

There are no appraisal or dissenters’ rights available in connection with the Offer.

How Did You Determine the Offer Price; What Is the Market Value of My Shares as of a Recent Date?

The shares do not have a readily ascertainable market value, and no one other than Wells has any accurate means to determine the actual value of shares.  Wells has reported that the most recent price offered by it for shares under its recently suspended redemption program was $8.38.  The net asset value attributable to the shares as determined by Wells prior to its recently consummated internalization merger, which we refer to herein as the “Internalization Merger,” was $8.93 which was reduced to $8.59 as a result of the substantial dilution occasioned by the Internalization Merger.  In determining our Offer Price, we (i) took both these prices into account, (ii) reviewed the Company’s public filings and information on certain of the Company’s properties provided to Lexington, (iii) utilized our knowledge of the Company’s properties and general real estate markets in which the Company’s properties are located, including the lease abstracts and other information with respect to 11 properties currently owned by the Company, and (iv) considered the substantial transaction costs associated with individual share purchases through a tender offer.  We did not make an independent appraisal of the shares or the Company’s properties, other than our own appraisal of the 11 properties previously mentioned.  Further, we took into account the illiquid nature of the shares and the potential costs associated with registering the shares or liquidating the Company as is required by Wells’ Articles of Incorporation.  Taking all of the foregoing into account and with a view toward making a profit, we established our Offer Price of $9.00.

What Are the Tax Consequences Of Tendering Shares in the Offer?

If your shares are accepted for payment pursuant to the Offer, you generally will recognize gain or loss measured by the difference between the cash you receive and your adjusted tax basis in the shares that you tender.

See Section 5 of this Offer to Purchase for further information.  We recommend that you consult with your tax advisor.

Who Can I Talk to if I Have Questions About the Tender Offer?

You may call MacKenzie Partners, Inc., which is acting as the information agent for our Offer, toll free at (800) 322-2885.

INTRODUCTION

We are offering to purchase up to 25,000,000 shares of common stock, par value $.01 per share, of Wells at an offer price of $9.00 per share, net to the seller in cash (subject to applicable withholding of United States federal, state and local taxes), less the per share amount of dividends relating to capital transactions, if any, payable by Wells to holders of record of shares from and after the date hereof, without interest thereon, on the terms and subject to the conditions set forth in this Offer to Purchase and in the related letter of transmittal.  In this Offer to Purchase, references to sections are to sections hereof unless otherwise indicated.

Holders of shares are urged to consider the following factors:

•                                     Our Offer Price is higher than the Company’s $8.59 net asset value resulting from the dilutive impact caused by the Internalization Merger to the $8.93 net asset value described in the Proxy Statement.

•                                     Our Offer Price is higher than the $8.38 per share price last offered by the Company for the redemption of shares under its share redemption program which was again suspended on April 20, 2007.

•                                     Our Offer Price is higher than the $7.85 per share price offered by Madison Investment Trust Series 79 in its recent tender offer and the $8.50 per share price offered in the current Madison Offer.

•                                     Tendering stockholders will no longer be subject to the risks detailed in the Proxy Statement (pp 26-33) relating to the recently completed Internalization Merger including, without limitation, immediate dilution of their shares, substantial conflicts of interest, decreases in net income per share and possible reduction in dividend levels.

•                                     The elimination of the risk to share value created by the Incentive Plan adopted in connection with the Internalization Merger.

•                                     Lexington received from the Company lease abstracts and other information with respect to 11 properties currently owned by the Company.  We do not believe that this information constitutes material non-public information and the Company previously resumed its redemption program without having publicly disclosed this information.

•                                     Stockholders who tender their shares will give up the opportunity to participate in any future benefits from the ownership of shares, including potential future dividends by the Company or the potential to sell the shares on a national securities exchange or market if the shares are eventually listed and any rights in the pending stockholder class action lawsuit commenced on March 12, 2007 in the United States District Court for the District of Maryland.  In that regard, on May 23, 2007 the Company filed a Registration Statement with the Commission for a proposed underwritten public offering of newly issued shares and disclosed that it intends to apply to have its shares, including the shares currently outstanding, listed on the New York Stock Exchange.

•                                     We are making the Offer for investment purposes and with the hope of making a profit from the ownership of the shares.  In establishing the Offer Price of $9.00 per share, Lex-Win is motivated to establish the lowest price which might be acceptable to stockholders consistent with our objectives.

•                                     If we acquire a substantial portion of the shares we are seeking in the Offer, we believe we would become the largest stockholder of the Company.

•                                     We may accept only a pro rata portion of the shares tendered by a stockholder in the event a total of more than 25,000,000 shares are tendered.

Tendering stockholders whose shares are registered in their own names and who tender directly to Mellon Investor Services LLC, the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the letter of transmittal, stock transfer taxes on the purchase of shares by us under the Offer.  We will pay all fees and expenses of Mellon Investor Services LLC that are attributable to the Offer.

The Offer is not conditioned upon the receipt of financing or any minimum number of shares being tendered. Our obligation to accept, and pay for, shares validly tendered pursuant to the Offer is conditioned upon satisfaction of the conditions set forth in Section 12 of this Offer to Purchase.

This Offer to Purchase and the related letter of transmittal contain important information that you should read carefully before you make any decision regarding the Offer.

THE TENDER OFFER

Section 1.      Terms of the Offer; Proration

On the terms of and subject to the conditions to the Offer, we will accept for payment and pay for up to 25,000,000 shares validly tendered prior to the Expiration Date and not theretofore properly withdrawn in accordance with Section 3 of this Offer to Purchase.  The term “Expiration Date” means 5:00 p.m., Eastern Time, on June 27, 2007, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer is open, in which event the term “Expiration Date” will mean the latest time and date on which the Offer, as so extended by us, will expire. For purposes of this Offer, the term “business day” means any day other than Saturday, Sunday or any U.S. federal holiday consisting of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

If more than 25,000,000 shares are validly tendered prior to the Expiration Date, and not withdrawn, we will, upon the terms and subject to the conditions of the Offer, purchase 25,000,000 shares on a pro rata basis (with adjustments to avoid purchases of fractional shares) based upon the number of shares validly tendered by the Expiration Date and not withdrawn.  If proration of tendered shares is required, because of the difficulty of determining the precise number of shares properly tendered and not withdrawn, we do not expect to announce the final results of proration or pay for any shares until at least five business days after the Expiration Date and proration period.  Preliminary results of proration will be announced by press release as promptly as practicable.  Holders of shares may obtain such preliminary information from the information agent.  Letters of Transmittal with respect to all shares not accepted for payment due to an oversubscription will be destroyed.

Under no circumstances will we pay interest on the Offer Price for tendered shares, whether or not we exercise our right to extend the Offer.  We will not reduce the Offer Price by the amount of any dividends declared or paid by the Company from and after the date hereof other than dividends attributable to proceeds from capital transactions.  There can be no assurance that we will exercise our right to extend the Offer.

We expressly reserve the right, in our sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any shares by giving oral or written notice of such extension to the Depositary, (ii) upon the occurrence or failure to occur of any of the conditions specified in Section 12, to terminate the Offer and not accept for payment any shares by giving oral or written notice of such termination to the Depositary, and (iii) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered or the number of shares being sought in the Offer or both or changing the type of consideration) by giving oral or written notice of such amendment to the Depositary prior to the Expiration Date.  Any extension, termination, or amendment will be followed as promptly as practicable by public announcement.  The announcement in the case of an extension will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date, in accordance with the requirements of Rule 14d-4(c) under the Exchange Act. Without limiting the manner in which we may choose to make any public announcement, except as provided by applicable law (including Rule 14d-4(c) under the Exchange Act), we will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a press release. We may also be required by applicable law to disseminate to stockholders certain information concerning the extensions of the Offer and any material changes in the terms of the Offer. We will not provide a subsequent offering period following the Expiration Date.

If we extend the Offer, or if we (whether before or after the shares have been accepted for payment) are delayed in our payment for shares or are unable to pay for shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered shares on our behalf, and such shares may be withdrawn to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3 (generally, if notice of withdrawal is given to the Depositary prior to the Expiration Date).  However, our ability to delay payment for shares that we have accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that we pay the consideration offered or return the shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer, except that we may delay payment until we receive confirmation from the Company that the shares will be transferred to us.

The Offer is conditioned on satisfaction of certain conditions. See Section 12, which sets forth in full the conditions of the Offer. We reserve the right (but shall not be obligated), in our sole discretion and for any reason, to waive any or all of such conditions. If, by the Expiration Date, any or all of such conditions have not been satisfied or waived, we reserve the right (but shall not be obligated) to (i) decline to purchase any of the shares tendered, terminate the Offer and return all tendered shares to tendering stockholders, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission, which we refer to as the “Commission”, purchase all shares validly tendered, (iii) extend the Offer and, subject to the right of stockholders to withdraw shares until the Expiration Date, retain the shares that have been tendered during the period or periods for which the Offer is extended or (iv) to amend the Offer. Notwithstanding the foregoing, upon the expiration of the Offer, if all conditions are either satisfied or waived, we will promptly pay for all validly tendered shares upon confirmation from the Company that the shares will be transferred to us, and we do not intend to imply that our foregoing rights would permit us to delay payment for validly tendered shares following expiration.

If we make a material change in the terms of the Offer or the information concerning the Offer or waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act.  The minimum period during which the Offer must remain open following a material change in the terms of the Offer or information concerning the Offer, other than a change in the Offer Price or a change in percentage of shares sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information.  With respect to a change in price or a change in percentage of shares sought (other than an increase of not more than 2% of the shares sought), however, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders and for investor response.  Any material change in the terms of the Offer will be published, sent, or given to you in a manner reasonably designed to inform you of such change; in most cases we will mail you supplemental materials.

Section 2.      Procedure for Tendering Shares

Valid Tender.  For a stockholder to validly tender shares under the Offer, the Depositary must receive, at one of the addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Date a letter of transmittal (enclosed on BLUE paper), properly completed and duly executed, together with all required signature guarantees.

The valid tender of shares by you by the procedures described in this Section 2 will constitute a binding agreement between you and us on the terms of and subject to the conditions to the Offer.

The method of delivery of shares, the letter of transmittal and all other required documents is at the election and risk of the tendering stockholder.  Shares will be deemed delivered only when actually received by the Depositary.  In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees.  All signatures on any letter of transmittal for shares tendered thereby and the assignment form must be guaranteed by an eligible institution.  See Instructions 1 and 5 to the letter of transmittal.  For purposes hereof, an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses that is a participant in any of the following:

•                        the Security Transfer Agents Medallion Program;

•                        the New York Stock Exchange, Inc. Medallion Signature Guarantee Program; or

•                        the Stock Exchanges Medallion Program.

Withdrawal of Shares Tendered Pursuant to the Madison Offer.  If you have tendered your shares pursuant to the Madison Offer and you wish to receive a greater price for your shares by tendering your shares to us pursuant to this Offer, you must withdraw your tender in the Madison Offer by following the procedures set forth below.  In order to withdraw your tender in the Madison Offer, you must do so in accordance with the applicable procedures set forth in Section 4 of the Madison Offer and the related Letter of Transmittal.  If you require assistance in withdrawing your tender, please call our information agent at (800) 322-2885.  The Madison Offer provides, in relevant part:

“For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by [Madison Liquidity Investors, LLC] at the address or the facsimile number set forth in the [Letter of Transmittal attached to the Madison Offer].  Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.”

For your convenience, we have enclosed on YELLOW paper a Notice of Withdrawal which, when properly completed and timely delivered to Madison Liquidity Investors, LLC, the depositary for the Madison Offer, will enable you to withdraw your tender pursuant to the Madison Offer.  To properly withdraw your tender in the Madison Offer, a Notice of Withdrawal (including the one provided) which complies with the withdrawal requirements of Section 4 of the Madison Offer should be sent to Madison Liquidity Investors, LLC, the depositary for the Madison Offer, with a copy to our information agent, by no later than June 8, 2007, the expiration date of the Madison Offer.  In order to avoid a possible delay in payment by us for your shares, please provide our Depositary with a copy of the Notice of Withdrawal you send in connection with the Madison Offer.

Appointment.   By executing a letter of transmittal you will irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner the letter of transmittal sets forth, each with full power of substitution, to the full extent of your rights with respect to the shares tendered by you and accepted for payment by us and with respect to any and all other shares and other securities or rights issued or issuable in respect of such shares on or after the date of this Offer to Purchase including, without limitation, any rights in the pending stockholder class action lawsuit commenced on March 12, 2007 in the United States District Court for the District of Maryland.  All these proxies will be considered coupled with an interest in the tendered shares and additional securities attributable thereto.  This appointment will be effective when, and only to the extent that, we accept for payment shares tendered by you as provided herein.  On that appointment, all prior powers of attorney, proxies and consents you have given with respect to the shares tendered by you and accepted for payment by us and all additional securities attributable thereto will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by you or on your behalf (and, if given, will not be effective).  Our designees will thereby be empowered to exercise all your voting and other rights with respect to those shares and additional securities in respect of any annual, special or adjourned meeting of Wells’ stockholders, actions by written consent without any such meeting or otherwise, as our designees in their sole discretion deem proper.  We reserve the right to require that, in order for shares to be deemed validly tendered, we must be able, immediately on our acceptance for payment of those shares, to exercise full voting, consent and other rights with respect to those shares and the additional securities attributable thereto, including voting at any meeting of stockholders or acting by written consent without such a meeting.

Determination of Validity.   We will decide, in our sole discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any tender of shares, and each such decision will be final and binding.  We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful.  We also reserve the absolute right to waive any defect or irregularity in the tender of any shares of any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders.  No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived.  None of Lex-Win, the Depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.  Our interpretation of the terms of and conditions to the Offer, including the letter of transmittal and the instructions thereto, will be final and binding.  By tendering shares to us you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

Backup U.S. Federal Income Tax Withholding.   Under the U.S. federal income tax laws, payments in connection with the transaction may be subject to “backup withholding” at a rate of 28% unless a stockholder that holds shares:

•                        provides a correct taxpayer identification number (which, for an individual stockholder, is the stockholder’s social security number) and any other required information; or

•                        is a corporation or comes within other exempt categories and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules.

A stockholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service.  To prevent backup U.S. federal income tax withholding on cash payable under the Offer, each stockholder should provide the Depositary with his or her correct taxpayer identification number and certify that he or she is not subject to backup U.S. federal income tax withholding by completing the Substitute Internal Revenue Service Form W-9 included in the letter of transmittal.  (See instruction 9 to the letter of transmittal.)  Backup withholding is not an additional tax.  Amounts so withheld can be refunded or credited against the federal income tax liability of the stockholder, provided appropriate information is forwarded to the Internal Revenue Service.

FIRPTA Withholding.  To prevent the withholding of federal income tax in an amount equal to 10% of the Offer Price for each share tendered, tendering stockholders must complete the FIRPTA Affidavit included in the letter of transmittal certifying such stockholder’s taxpayer identification number and address and that the stockholder is not a foreign person.  (See Instruction 9 to the letter of transmittal.)

Section 3.      Withdrawal Rights

Except as this Section 3 otherwise provides, tenders of shares are irrevocable.  You may withdraw shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by us under the Offer, you may also withdraw your previously tendered shares at any time after July 24, 2007.

For a withdrawal to be effective, a written notice of withdrawal must:

•                        be received in a timely manner by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase; and

•                        specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer.  Withdrawn shares may be retendered at any time prior to the expiration date by again following one of the procedures described in Section 2.

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding.  We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder.  None of Lex-Win, the Depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Section 4.      Acceptance for Payment and Payment

On the terms of and subject to the conditions to the Offer, including, if we extend or amend the Offer, the terms and conditions of any such extension or amendment, we will accept for payment and will pay promptly after the Expiration Date and upon confirmation from the Company that the shares will be transferred to us, for all shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3 of this Offer to Purchase, up to a maximum of 25,000,000 shares.  Based upon our experience, confirmation will generally occur approximately 10 days after the Depositary’s receipt of the documentation described in the instructions provided with the letter of transmittal.  We will decide, in our sole discretion, all questions as to the satisfaction of those terms and conditions, and each such decision will be final and binding.  We expressly reserve the right, in our sole discretion, to delay acceptance for payment of or payment for shares in order to comply in whole or in part with any applicable law.  We will effect any such delays in compliance with Exchange Act Rule 14e-1(c), which relates to the obligation of a bidder to pay for or return tendered securities promptly after the termination or withdrawal of its offer.

In all cases, we will pay for shares we have accepted for payment under the Offer only after timely receipt by the Depositary of:

•                        a letter of transmittal (enclosed on BLUE paper), properly completed and executed with all required signatures and signature guarantees thereon; and

•                        any other documents the letter of transmittal requires.

The per share consideration we will pay to any stockholder under the Offer will be the highest per share consideration we will pay to any other stockholder under the Offer.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, shares properly tendered to us and not withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of those shares.  On the terms of and subject to the conditions to the Offer, we will pay for shares we have accepted for payment under the Offer by depositing the Offer Price therefor with the Depositary.  The Depositary will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to tendering stockholders whose shares we have accepted for payment.  Upon the deposit of funds with the Depositary for the purpose of making payment to validly tendering stockholders, our obligation to make such payment shall be satisfied and such tendering stockholders must thereafter look solely to the Depositary for payment of the amounts owed to them by reason of acceptance for payment of shares pursuant to the Offer.

Under no circumstances will we pay interest on the Offer Price for tendered shares, regardless of any extension of or amendment to the Offer or any delay in paying for those shares.

If we are delayed in our acceptance for payment of or payment for shares or are unable to accept for payment or pay for shares under the Offer for any reason, then, without prejudice to our rights under the Offer, but subject to our compliance with Exchange Act Rule 14e-1(c), the Depositary nevertheless may retain tendered shares on our behalf and those shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, the withdrawal rights described in Section 3 of this Offer to Purchase.

Section 5.      Certain U.S. Federal Income Tax Consequences

Stockholders are urged to consult their own tax advisors as to the particular tax consequences to them of the Offer, including the effect of state and local tax laws or foreign tax laws.

This summary assumes that each stockholder is, for United States federal income tax purposes:  (1) a citizen or resident of the United States; (2) a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision of the United States; or (3) an estate or trust, the income of which is includible in gross income for federal income tax purposes regardless of its source.

Your receipt of cash for shares accepted for payment in the Offer will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the “Code”), and also may be a taxable transaction under applicable state, local or foreign income or other tax laws.

Generally, for U.S. federal income tax purposes, you will recognize gain or loss equal to the difference between the amount of cash you receive and your adjusted tax basis in the shares purchased.  Gain or loss will be calculated separately for each block of shares tendered and purchased under the Offer.

If you hold shares as capital assets, the gain or loss you recognize will be capital gain or loss, which will be long-term capital gain or loss if your holding period for the shares exceeds one year.  (If your holding period for the Shares is six months or less and you recognize a loss, your loss may be treated as long-term capital loss under certain circumstances.)  If you are a non-corporate stockholder, long-term capital gains will be eligible for a maximum federal income tax rate of 15%.  (Long-term capital gain of corporations is taxed to them at the same rate as ordinary income.)  Under present law the ability to use capital losses to offset ordinary income is limited.  You should consult your tax advisor in this regard.

The foregoing discussion may not be applicable with respect to stockholders who are subject to special tax treatment under the Code, such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions.  In addition, the foregoing discussion may not apply to a stockholder in light of individual circumstances, such as holding shares as a hedge or as part of a straddle or a hedging, constructive sale, integrated or other risk-reduction transaction.  We base this discussion on present law, which is subject to change, possibly with retroactive effect.

Stockholders may be subject to backup withholding at a 28% rate or FIRPTA withholding at a 10% rate on the Offer Price for each Share tendered unless certain information is provided to the Depositary or an exemption applies. See Section 2 of this Offer to Purchase.

Section 6.      Effect of the Offer

Market for Shares.  The shares are not publicly traded nor has a significant secondary market been established for the shares.  Accordingly, we do not believe that the Offer will have an impact on the market, or lack thereof, for shares.  Further, if the Company were to register the shares and the shares were to become listed on a nationally recognized exchange, because of the large number of shares outstanding (483,595,840) and the large number of holders (approximately 110,000) we do not believe that if we are successful in acquiring all 25,000,000 shares we are seeking in this offer that it would have a material effect on a market for the shares.

Voting Power of Lex-Win.  An acquisition by Lex-Win of a significant number of the shares sought hereunder could give Lex-Win a significant voting interest in matters subject to a stockholder vote.  The Company holds annual meetings to elect directors and conduct other business.  Votes of stockholders might also be solicited for matters affecting the fundamental structure of the Company, such as the sale of properties and dissolution of the Company.  A stockholder who tenders shares to Lex-Win grants a proxy to Lex-Win as of the date of acceptance of the tender, which gives Lex-Win the right to vote such shares in its sole discretion as to any matters for which the Company has established a record date prior to the time such shares are transferred by the Company to Lex-Win.  Lex-Win reserves the right to exercise any and all rights it might hold in the event that any vote is called by the Company, or if, in the future, changes in circumstances would dictate that it or other stockholders exercise their right to vote.  Thus, if Lex-Win purchases a significant number of the outstanding shares of the Company (pursuant to this Offer and any other tender offer and any other purchase), it may be in a position to exert significant control over issues facing the Company by virtue of being able to vote in board of directors elections and on other matters requiring stockholder action.

Exchange Act Reporting Requirements.  The shares are registered under the Exchange Act, which requires, among other things that the Company furnish certain information to its stockholders and to the Commission and comply with the Commission’s proxy rules in connection with meetings of, and solicitation of consents from, stockholders.  Registration and reporting requirements could be terminated by the Company if the number of record holders falls below 300 or below 500 if the Company’s total assets are below $10 million for three consecutive preceding fiscal years.  The Company has reported that as of April 30, 2007 it had approximately 110,000 stockholders and at May 18, 2007 no stockholder owned 5% or more of the shares.  Accordingly, it is possible, but highly unlikely, that the Offer could result in the termination of the Company’s reporting obligations under the Exchange Act.

Section 7.      Information Concerning Wells

General.  As disclosed in Wells’ Annual Report on Form 10-K for the year ended December 31, 2006, Wells is a Maryland corporation that qualifies as a real estate investment trust for federal income tax purposes and engages in the ownership of commercial real estate properties throughout the United States.  Wells was incorporated in 1997 and commenced operations on June 5, 1998.  Wells’ executive offices are at 6200 The Corners Parkway, Norcross, Georgia, and its telephone number at that address is (770) 449-7800.  Wells maintains a website at www.wellsreit.com at which additional information regarding Wells is available.

Available Information.  Wells is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters.  Wells must disclose in its proxy statements distributed to its stockholders and filed with the Commission information as of particular dates concerning its directors and officers, their remuneration, stock options and other matters, the principal holders of its securities and any material interest of those persons in transactions with Wells.  That information is available for inspection at the public reference facilities of the Commission at 100 F Street, N.E., Washington, DC 20549.  You can obtain copies of that information by mail, upon payment of the Commission’s customary charges, by writing to the Commission’s principal office at 100 F Street, N.E., Washington, DC 20549.  The Commission also maintains a web site that contains reports, proxy statements and other information regarding registrants that file electronically with it.  You can find those reports, proxy statements and other information on the Commission’s web site, www.sec.gov.

Except as otherwise stated herein, the information concerning Wells contained herein has been taken from or based on publicly available documents on file with the Commission and other publicly available information.  Although we do not have any knowledge that any such information is untrue, we do not take any responsibility for the accuracy or completeness of that information or for any failure by Wells to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to us.

Section 8.      Information Concerning Lex-Win and Its Affiliates

General.  We are a Delaware limited liability company organized for the purpose of acquiring shares.  We are owned by Lexington whose common shares are listed for trading on the New York Stock Exchange under the ticker symbol “LXP”, and Winthrop whose common shares are listed for trading on the New York Stock Exchange under the ticker symbol “FUR”.  Both Lexington and Winthrop are subject to the informational requirements of the Exchange Act and, in accordance therewith, are required to file reports relating to its business, financial condition and other matters.  Both Lexington and Winthrop must disclose in their proxy statements distributed to their shareholders and filed with the Commission information as of particular dates concerning its trustees and officers and other matters.  That information is available for inspection at the public reference facilities of the Commission at 100 F Street, N.E., Washington, DC 20549.  You can obtain copies of that information by mail, upon payment of the Commission’s customary charges, by writing to the Commission’s principal office at 100 F Street, N.E., Washington, DC 20549.  The Commission also maintains a web site that contains reports, proxy statements and other information regarding registrants that file electronically with it.  You can find those reports, proxy statements and other information on the Commission’s web site, www.sec.gov.  You can also obtain information relating to Lexington at its website, www.lxp.com, and information relating to Winthrop at its website, www.winthropreit.com.

Our principal office is located at Two Jericho Plaza, Wing A, Jericho, New York 11753 and our telephone number is (516) 822-0022.  We are governed by a Management Committee consisting of three persons, Michael L. Ashner, the Executive Chairman and Director of Strategic Acquisitions of Lexington and the Chairman and Chief Executive Officer of Winthrop, and one person appointed by each of Lexington and Winthrop.  For certain information concerning members of our Management Committee, see Schedule I to this Offer to Purchase.

Except for 24,085 shares owned by a charitable foundation established by Michael L. Ashner, neither Lex-Win nor any affiliate of ours or of Lexington or Winthrop owns any shares.

Except as otherwise set forth herein, (i) neither Lex-Win, any member of our Management Committee, Lexington, Winthrop, or any affiliate, associate or majority-owned subsidiary thereof beneficially owns or has a right to acquire any shares, (ii) none of Lex-Win, any member of our Management Committee, Lexington, Winthrop, or any affiliate of thereof, or any trustee, executive officer or subsidiary of Lexington or Winthrop has effected any transaction in the shares within the past 60 days, (iii) none of Lex-Win, any member of our Management Committee, Lexington, Winthrop, or any affiliate of thereof has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between Lex-Win, any member of our Management Committee, Lexington, Winthrop, or any affiliate thereof on the one hand, and the Company or its officers, directors or affiliates, on the other hand, (v) there have been no contracts, negotiations or transactions between Lex-Win, any member of our Management Committee, Lexington, Winthrop, or any affiliate thereof on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, (vi) no member of our Management Committee, executive officer or trustee of Lexington or Winthrop has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and (vii) no any member of our Management Committee, executive officer or trustee of Lexington or Winthrop has been a party to any judicial or administrative proceeding during the past five years (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Section 9.      Source and Amount of Funds

The offer is not conditioned on any financing arrangements.

We will require funds totaling $225,000,000 in order to purchase the 25,000,000 shares we are seeking in the Offer.  We anticipate that an additional amount of approximately $750,000 may be required to pay related fees and expenses.  We expect to pay stockholders for shares tendered out of funds available to us from commitments made by Lexington and Winthrop.

Section 10.    Contacts and Transactions With Wells; Background of the Offer

Upon learning of the desire of Wells management to engage in the Internalization Merger, T. Wilson Eglin, the Chief Executive Officer, the Chief Operating Officer, President and a Trustee of Lexington, called Donald Miller, Chief Executive Officer and President of Wells, to discuss alternatives to the Internalization Merger, including the potential acquisition by Lexington of all of the outstanding shares of Wells.

On February 15, 2007, Mr. Eglin and Michael Ashner, the Executive Chairman, Director of Strategic Acquisitions and a Trustee of Lexington and the Chairman, Chief Executive Officer and Trustee of Winthrop, met in Atlanta, Georgia with representatives of Wells including Mr. Miller and Robert Bowden to continue discussions regarding the acquisition by Lexington of all of the outstanding shares of Wells or, in the alternative, a merger of the two companies.

On or about February 20, 2007, Mr. Miller telephoned Mr. Eglin and informed Mr. Eglin that Lexington’s proposals had been rejected by Wells.

From February 21, 2007 to March 4, 2007, representatives of Lexington and representatives of Wells had several brief telephone conversations.

On March 5, 2007, Lexington sent to the members of the Special Committee of the board of directors of Wells, Leo Wells, the Chairman of Wells, Mr. Miller, and representatives of the Special Committee’s legal counsel and Houlihan Lokey Howard & Zukin Financial Advisors, Inc., the financial advisor to the Special Committee, a letter which outlined an offer to acquire all of the outstanding shares of Wells at $9.25 per share if the Internalization Merger did not occur and $8.90 per share if the Internalization Merger did occur.

On or about March 15, 2007, Mr. Miller, at the direction of the Wells Special Committee, telephoned Mr. Eglin and informed him that Wells had rejected the March 5, 2007 offer but that he was authorized to discuss the possibility of Lexington acquiring a portfolio of 11 net lease properties (the “Properties”) from Wells.  In connection with these discussions, on March 16, 2007, Lexington and Wells entered into a Confidentiality and Standstill Agreement, which we refer to as the “Agreement”, which among other things, prohibited Lexington from discussing with any third party or disclosing the current or prior negotiations except in certain limited circumstances for two years from the date of the agreement unless the Agreement was terminated.

In connection with the entering into of the Agreement, Wells provided Lexington with certain non-public information relating to the Properties.  The information provided consisted of property level summary financial information and lease abstracts.  Wells subsequently provided certain additional financial information with respect to the Properties.

On March 22, 2007, Lexington delivered to Wells a non-binding letter of intent to acquire the Properties for $600,000,000.

On April 2, 2007, Wells made a counter offer to Lexington suggesting a price of $675,000,000 for the Properties.

On April 3, 2007, Mr. Miller informed Mr. Eglin that Wells had changed its mind and, on advice of their financial advisor, no longer desired to continue negotiations with Lexington relating to the sale by Wells to Lexington of the Properties.

On April 4, 2007, Lexington sent to Wells a letter acknowledging that Wells had ceased negotiations relating to the Properties.

On April 5, 2007, Lexington sent to the members of the Special Committee of the board of directors of Wells, Leo Wells and Donald Miller an offer letter increasing the price per share that Lexington was willing to pay for all outstanding shares of Wells to $9.45 per share if the Internalization Merger did not occur and $9.00 if the Internalization Merger did occur.

On April 11, 2007, Mr. Miller, at the direction of the independent directors of Wells, sent a letter to Mr. Eglin stating that the independent directors of Wells concluded that Lexington’s “expression of interest” in its April 5, 2007 letter was insufficient to continue discussions with Lexington.

On April 16, 2007, the standstill obligations under the Agreement terminated upon the closing of the Internalization Merger.  In addition, after giving notice to and consulting with Wells, we were permitted to disclose the existence of the Agreement, the discussions and negotiations with Wells set forth above and that Lexington had received certain non-public information relating to the 11 properties offered for sale by Wells because such disclosure is required by law.

On April 30, 2007, as required by the terms of the Agreement, Mr. Eglin contacted Mr. Miller and advised Mr. Miller of our intention to commence this Offer and that the information contained in this Section 10 would be disclosed.

On May 7, 2007, Mr. Miller contacted Mr. Eglin and sent a letter to Mr. Eglin advising Mr. Eglin that Wells disagreed with Lexington’s conclusion that the standstill obligations under the Agreement terminated upon the closing of the Internalization Merger.  Mr. Miller also advised Mr. Eglin in their conversation that Wells might consider resuming discussions with respect to certain specific assets of Wells.

Discussions continued between Mr. Eglin and Mr. Ashner on behalf of Lexington and representatives of the Company through May 23, 2007 regarding various proposals but without any agreement on a transaction between the parties.

On May 25, 2007, Lex-Win commenced this Offer and sent to Wells a letter in accordance with Rule 14d-5 under the Exchange Act for the use of its list of stockholders for the purpose of disseminating the Offer to stockholders.

Section 11.    Purpose of the Offer; Plans For Wells

We are seeking to acquire shares in the Offer for investment purposes.  If we acquire all of the shares we are seeking, we will own approximately 5.2% of the outstanding shares and, we believe, will be the Company’s largest stockholder.  We have limited our offer to 5.2% of the outstanding shares due to the restrictions in the Company’s Articles of Incorporation restricting ownership by any stockholder to 9.8% of the outstanding shares in number or voting power, whichever is less.  We may seek to acquire additional shares in the future both in private and public transactions.

Although we have no present plans or intentions to do so, following this Offer, depending on the number of shares we acquire, we may seek to take actions that result in (i) an extraordinary corporate transaction involving Wells (such as a merger, reorganization or liquidation), (ii) a purchase, sale or transfer of a material amount of assets of Wells, (iii) a change in the board of directors or management of Wells, (iv) a material change in Wells’ indebtedness, capitalization or dividend policy, or (v) any other material change in Wells’ corporate structure or business.

Section 12.    Conditions to the Offer

Notwithstanding any other term of the Offer, we shall not be required to accept for payment or to pay for any shares tendered unless all authorizations or approvals of, or expirations of waiting periods imposed by, any court, administrative agency or other governmental authority necessary for the consummation of the transactions contemplated by the Offer shall have been obtained or occurred on or before the Expiration Date.

We shall not be required to accept for payment any shares tendered and may terminate or amend the Offer if at any time on or after the date of the Offer and prior to the expiration date, any of the following conditions exists:

(a)           a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any shares by Lex-Win, (ii) imposes or confirms limitations on the ability of Lex-Win effectively to exercise full rights of ownership of any shares, including, without limitation, the right to vote any shares acquired by Lex-Win pursuant to this offer or otherwise on all matters properly presented to the Company’s stockholders, (iii) requires divestiture by Lex-Win of any shares, (iv) causes any material diminution of the benefits to be derived by Lex-Win as a result of the transactions contemplated by this offer or (v) materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of Lex-Win or the Company, in the reasonable judgment of Lex-Win;

(b)           there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to this offer by any federal or state court, government or governmental authority or agency, other than the application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which will, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

(c)           any change or development shall have occurred or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company, which, in the reasonable judgment of Lex-Win, is or will be materially adverse to the Company, or Lex-Win shall have become aware of any fact that, in the reasonable judgment of Lex-Win, does or will have a material adverse effect on the value of the shares;

(d)           there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(e)           it shall have been publicly disclosed or Lex-Win shall have otherwise learned that (i) more than fifty percent of the outstanding shares have been or are proposed to be acquired by another person (including a “group” within the meaning of Section 13(d)(3) of the Exchange Act), or (ii) any person or group that prior to such date had filed a Statement with the Commission pursuant to Sections 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of shares beneficially owned by more than 2%.

The foregoing conditions are for the sole benefit of Lex-Win and may be asserted by Lex-Win or may be waived by Lex-Win in whole or in part at any time and from time to time prior to the Expiration Date in its sole exercise of reasonable discretion, and this offer will remain open for a period of at least five business days following any such waiver of a material condition.  However, if we waive a certain condition in this Section 12 for one tendering stockholder, we will waive that condition for all stockholders tendering shares.  Any determination by Lex-Win concerning the events described above will be final and binding upon all parties, subject, of course, to the parties’ ability to seek review of any contested determination by an arbitrator pursuant to Section 12.

Section 13.    Legal Matters

General.  Except for filings with the Commission and as set forth in this Section 13, we are not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of shares by us pursuant to the Offer.  Should any such approval other action be required, it is our present intention that such additional approval or action would be sought.  While there is no present intent to delay the purchase of shares tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company’s business, or that certain parts of the Company’s business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause us to elect to terminate the Offer without purchasing shares thereunder.  Our obligation to purchase and pay for shares is subject to the conditions in this Offer to Purchase and the letter of transmittal, including conditions related to the legal matters discussed in this Section 13.

Antitrust.  We do not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of shares pursuant to the Offer.

Margin Requirements.  We do not believe the shares are “margin securities” under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, we do not believe such regulations are applicable to the Offer.

State Takeover Laws.  A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein.  However, we do not believe that any anti-takeover laws apply to the transactions contemplated by the Offer due to the percentage of shares being sought in the Offer.

Although we have not attempted to comply with any state anti-takeover statutes in connection with the Offer, we reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this offer nor any action taken in connection herewith is intended as a waiver of such right.  If any state anti-takeover statute is applicable to the Offer, we might be unable to accept for payment or purchase shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer.  In such case, we may not be obligated to accept for purchase or pay for any shares tendered.

Section 14.    Fees and Expenses

We have retained Mellon Investor Services LLC to act as depositary and MacKenzie Partners, Inc. to act as information agent in connection with the Offer.  We will pay the Depositary and the information agent reasonably and customary compensation for their services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary and the information agent against certain liabilities and expenses in connection therewith, including any liabilities under the federal securities laws.  We will pay all costs and expenses of printing, publication and mailing of the Offer.

Section 15.    Miscellaneous

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not comply with the laws of that jurisdiction.

No person has been authorized to give any information or to make any representation on our behalf not contained herein or in the letter of transmittal and, if given or made, that information or representation must not be relied on as having been authorized.

We have filed with the Commission a tender offer statement on Schedule TO, together with exhibits, furnishing additional information with respect to the Offer, and may file amendments thereto.  That schedule and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner described in Section 7 of this Offer to Purchase, except that this material will not be available at the regional offices of the Commission.

LEX-WIN ACQUISITION LLC

May 25, 2007

SCHEDULE I

CERTAIN INFORMATION REGARDING LEX-WIN’S MANAGEMENT COMMITTEE

Name	Business Experience

Michael L. Ashner Age 54

Mr. Ashner served as Chairman and the Chief Executive Officer of Newkirk Realty Trust, Inc. (“Newkirk”) until consummation of the merger with Lexington, a position he held since June 2005.Since December 31, 2006, Mr. Ashner has serves as a trustee and Lexington’s Executive Chairman and Director of Strategic Acquisitions.Mr. Ashner also serves as a trustee and the Chairman and Chief Executive Officer of Winthrop Realty Trust (“Winthrop”), positions he has held since January 2004. Since 1996 he has also served as the Chief Executive Officer of Winthrop Realty Partners, L.P., a real estate investment and management company. Mr. Ashner devotes the business time to us as is reasonably required to perform his duties. Mr. Ashner served as a director and Chief Executive Officer of Shelbourne Properties I, Inc., Shelbourne Properties II, Inc. and Shelbourne Properties III, Inc. (collectively, the “Shelbourne Entities”), three real estate investment trusts, from August 2002 until their liquidation in April 2004. Mr. Ashner also serves on the board of directors of NBTY, Inc., a manufacturer and distributor of nutritional supplements.

Peter Braverman Age 55

Mr. Braverman currently serves as the President and a trustee of Winthrop. From January 8, 2004 to August 4, 2004, Mr. Braverman was the Executive Vice President of Winthrop. Mr. Braverman also currently serves as the Executive Vice President of Winthrop Realty Partners, L.P., a position he has held since January 1996. Mr. Braverman served as a director and President of Newkirk until it was merged into Lexington and as a director and Executive Vice President of each Shelbourne Entity from August 2002 until their liquidation in April 2004

T. Wilson Eglin Age 42

Mr. Eglin has served as Lexington’s Chief Executive Officer since January 2003, Lexington’s Chief Operating Officer since October 1993, Lexington’s President since April 1996 and as a trustee since May 1994. He served as one of Lexington’s Executive Vice Presidents from October 1993 to April 1996. Mr. Eglin also serves as Chief Executive Officer and President and a member of the Board of Directors of Lexington Strategic Asset Corp.

Each of the foregoing individuals is a United States citizen.

S-1

IMPORTANT

Any stockholder desiring to tender any or all of such stockholder’s shares should, prior to June 27, 2007, mail, deliver or telecopy to Mellon Investor Services LLC (the “Depositary”) at the address set forth below (a) a properly completed and duly executed Letter of Transmittal (a copy of which is enclosed with this Offer to Purchase, printed on blue paper), including all required signature guarantees, and (b) any other documents required by the Letter of Transmittal.

Mellon Investor Services, LLC

By Registered Mail:	By Hand:	By Overnight Courier:
Attn: Reorganization Dept.	Attn: Reorganization Dept.	Attn: Reorganization Dept.
27th Floor	480 Washington Boulevard	480 Washington Boulevard
P.O. Box 3301	Mail Drop - Reorg	Mail Drop - Reorg
South Hackensack, NJ 07606	Jersey City, NJ 07310	Jersey City, NJ 07310

Questions or requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to MacKenzie Partners, Inc. (the “Information Agent”), at the address or facsimile number set forth below.

105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
(212) 929-5500 (call collect)
or
Toll-Free (800) 322-2885